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                                                                   Exhibit 10.15


                        AMENDMENT TO EMPLOYMENT AGREEMENT


         THIS AMENDMENT amends the Employment Agreement made the 11th day of March, 1993 by and between DRUG EMPORIUM, INC., a Delaware Corporation having its principal executive offices at 155 Hidden Ravines Drive, Powell, Ohio 43065 (the "Company"), and DAVID L. KRIEGEL, an individual residing at 3410 London Drive, Lima, Ohio ("Kriegel"), and is entered into this 2nd day of December, 1997. This Amendment replaces the amendment signed on September 25, 1996.

         WHEREAS Kriegel is employed as Chairman and Chief Executive Officer of Company, and has served in that capacity since December 1, 1992; and

         WHEREAS the Company is approached from time to time by outside individuals and others who have an interest in acquiring all or a portion of the Company's stock, some of whom have a background indicating the capability of operating the Company, and some of whom do not; and

         WHEREAS the Company desires to evaluate such individuals, companies and potential offers in the best interests of its shareholders, without the distraction of the effect of a change in control on its Chief Executive Officer; and

         WHEREAS the Company also wants to assure managerial continuity and stability during any takeover attempt.

         NOW, THEREFORE, in consideration of the foregoing and of the agreements and covenants herein contained, Company and Kriegel agree that the Employment Agreement between them dated March 11, 1993, be amended as follows:

         1.       The Company agrees that if:

                  a. There is a change in control of the Company as defined herein; and

                  b. Kriegel leaves the employment of the Company for any reason, other than discharge for cause as defined in the Employment Agreement between Kriegel and Company, within one year after such change in control; then

                           (1) Kriegel shall receive, in a lump sum, a cash payment in the amount of the total of the salary and bonus received by Kriegel from the Company in the last three full fiscal years prior to the date of the change in control;

                           (2) Kriegel shall continue to receive all employment benefits, including medical benefits, health insurance and other, to which he may be entitled as a member of senior management of the Company for a period of 36 months after the date of termination;


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                           (3)      Kriegel shall receive an additional
                                    retirement benefit, over and above that to which he would normally be entitled under the Company's retirement plans, equal to the actuarial equivalent of the additional amount Kriegel would have earned under such retirement plans or programs had he accumulated three additional continuous years of service. Such amount shall be paid to Kriegel in a cash lump sum payment at his normal retirement age, or, at Kriegel's option, at his early retirement age as provided for in such retirement plan.

                           Notwithstanding the provisions of subparagraphs (1),
                           (2) and (3) above, the aggregate present value of the payments in the nature of compensation Kriegel shall receive hereunder shall not exceed an amount determined by multiplying three (3) times the aggregate present value of Kriegel's base amount calculated in accordance with Internal Revenue Code
                           Section 280G by ninety-nine percent (99%).

         2. The amounts paid to Kriegel hereunder shall be considered severance pay in consideration of the past services he has rendered to the Company and in consideration of his continued service from the date hereof to his entitlement to those payments. Kriegel shall have no duty to mitigate his damages by seeking other employment. Should Kriegel actually receive payments from any other employment, the payments called for hereunder shall not be reduced or offset by any such payments.

         3. The Company will reimburse Kriegel for all legal fees and expenses incurred in good faith by Kriegel as a result of any dispute with any party (including, but not limited to, the Company and/or an affiliate of the Company) regarding the payment of any benefit provided for in Kriegel's Employment Agreement as amended (including, but not limited to, all fees and expenses incurred in disputing any termination or in seeking in good faith to obtain or enforce any benefit or right provided by Kriegel's Employment Agreement as amended or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code. Such payments will be made within five business days after delivery of Kriegel's written requests for payment accompanied by any evidence of fees and expenses incurred as the Company may reasonably require.

         4. As used herein, the term "change in control" shall mean either:

                  a. The ownership (whether direct or indirect) of shares in excess of 50% of the outstanding shares of common stock of the Company by a person or group of persons not directors of the Company as of the date of this agreement; or


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                  b.       The occurrence of both of the following:

                           (1) The ownership (whether direct or indirect) of shares in excess of 20% of the outstanding shares of common stock of the Company by a person or group of persons not directors of the Company as of the date of this Amendment; and

                           (2) Any change in the composition of the Board of Directors of the Company resulting in a majority of the directors of the Company, as of the date of this Amendment, no longer constituting a majority; provided, however, that in making such determination, directors who were elected by, and on the recommendation of, such present majority shall be treated as present directors.

         5. The arrangements called for by this Amendment are not intended to have any effect on Kriegel's participation in any other benefits available to executive personnel or to preclude other compensation or additional benefits as may be authorized by the Company or its board from time to time.

         6. This Amendment shall be binding and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs to the parties hereto.

         7. This Amendment shall terminate if, prior to any change in control as defined herein, Kriegel shall voluntarily resign, retire, become permanently and totally disabled, or voluntarily take another position requiring a substantial portion of his time. This Amendment shall also terminate if Kriegel's employment as Chairman and Chief Executive Officer of the Company shall have been terminated for any reason by the board of directors of the Company for any reason prior to a change in control as defined herein.




DRUG EMPORIUM, INC.
By order of the Board of Directors


By:
   --------------------------------            --------------------------------
                                               David L. Kriegel

Its: Compensation Committee Chairman





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